Exhibit 99.1

	Contact: Trans World Entertainment Tom Seaver Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle
Albany, NY 12203

www.twec.com		NEWS RELEASEE

TRANS WORLD ENTERTAINMENT ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR RESULTS

Net Income for the Quarter Increased By 34%

Reports $33 Million Year-Over-Year Improvement in Net Income

          Albany, NY, March 1, 2012 — Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its fourth quarter ended January 28, 2012. For the fourth quarter of 2011, the Company reported a 34% increase in net income to $16.5 million, or $0.51 per diluted share, compared to net income of $12.4 million, or $0.38 per diluted share, for the same period last year.

          Comparable store sales for the quarter were down 1% compared to the same quarter last year. For the quarter, total sales decreased 17% to $193.1 million compared to $231.3 million in 2010. During the quarter, the Company operated an average of 427 stores compared to 514 stores last year, a 17% decline.

          “The fourth quarter marked our eighth consecutive quarter of improved operating results.” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “Our strong fourth quarter results drove the Company’s return to profitability in fiscal 2011. These results reflect the commitment, hard work and dedication of our associates, who provide our customers with a strong selection, value and exceptional customer service. We look forward to continued success in fiscal 2012.”

          Gross profit for the quarter was $69.2 million, or 35.8% of sales, as compared to $78.2 million, or 33.8%, of sales for the same period last year. The 200 basis point increase in gross profit as a percentage of sales was due to higher margin rates across all product categories.

          Selling, general and administrative expenses decreased 16% for the quarter to $50.5 million or 26.2% of sales, compared to $60.3 million, or 26.1% of sales in the comparable period last year. The reduction in SG&A expenses was due to the closing of underperforming stores and continued effective expense management.

          For fiscal year 2011, the Company reported net income of $2.2 million, or $0.07 per diluted share, compared to a net loss of $31.0 million, or a $0.99 loss per share last year.

          For fiscal year 2011, total sales decreased 17% to $542.6 million, compared to $652.4 million in 2010. Comparable store sales for fiscal year 2011 decreased 2%.

          Gross profit for the fiscal year was $198.2 million, or 36.5% of sales, as compared to $219.4 million, or 33.6%, of sales for the same period last year. Selling, general and administrative expenses decreased 20% for the fiscal year to $186.7 million or 34.4% of sales, compared to $233.7 million, or 35.8% of sales in the comparable period last year.

          The Company did not borrow under its line of credit in fiscal 2011. Cash on hand at the end of the quarter was $88.5 million, compared to $75.2 million at January 29, 2011. Inventory was $191.3 million at the end of the quarter versus $234.2 million at the end of the fourth quarter of last year, a decline of 18%.

          Trans World will host a teleconference call today, Thursday, March 1, 2012, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

          Trans World Entertainment is a leading specialty retailer of entertainment products, including music, video, video games, trend, electronics, and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS:
(in thousands, except per share data)

	Thirteen Weeks Ended				Fiscal Year Ended

	January 28, 2012	% to Sales	January 29, 2011	% to Sales	January 28, 2012	% to Sales	January 29, 2011	% to Sales

Net sales	$193,106		$231,287		$542,589		$652,416

Cost of sales	123,885	64.2%	153,077	66.2%	344,435	63.5%	433,036	66.4%

Gross profit	69,221	35.8%	78,210	33.8%	198,154	36.5%	219,380	33.6%

Selling, general and administrative expenses	50,538	26.2%	60,333	26.1%	186,650	34.4%	233,696	35.8%

Impairment charges	—		1,973	0.9%	—		1,973	0.3%

Depreciation and amortization	1,337	0.7%	2,633	1.1%	6,003	1.1%	11,053	1.7%

Income (loss) from operations	17,346	8.9%	13,271	5.7%	5,500	1.0%	(27,342)	-4.2%

Interest expense, net	790	0.4%	915	0.4%	3,189	0.6%	3,346	0.5%

Income (loss) before income taxes	16,556	8.5%	12,356	5.3%	2,311	0.4%	(30,688)	-4.7%
Income tax expense	59	0.0%	6	0.0%	149	0.0%	275	0.0%

Net Income (loss)	$16,497	8.5%	$12,350	5.3%	$2,162	0.4%	$(30,963)	-4.7%

Basic income (loss) per common share:

Basic income (loss) per share	$0.52		$0.39		$0.07		$(0.99)

Weighted average number of common shares outstanding - basic	31,527		31,395		31,520		31,415

Diluted income (loss) per common share:

Diluted income (loss) per share	$0.51		$0.38		$0.07		$(0.99)

Weighted average number of common shares outstanding - diluted	32,090		32,431		32,036		31,415

SELECTED BALANCE SHEET CAPTIONS: (in thousands, except store data)					January 28, 2012		January 29, 2011

Cash and cash equivalents					$88,515		$75,212
Merchandise inventory					191,327		234,164
Fixed assets (net)					16,651		21,478
Accounts payable					93,141		130,007
Borrowings under line of credit					—		—
Long-term debt, less current portion					4,009		5,511

Stores in operation					390		460